Exhibit 99.1

Moelis & Company Reports Second Quarter 2018 Financial Results;

Special Dividend of $1.50 Per Share in Addition to

Regular Quarterly Dividend of $0.47 Per Share

Record Second Quarter and First Half Revenues

•	Second quarter revenues of $220.4 million, up 28% from the second quarter of 2017; first half revenues of $439.8 million, up 27% from the same period of 2017
•

GAAP net income of $0.72 per share (diluted) for the second quarter and $1.47 per share (diluted) for the first half of 2018; Adjusted net income of $0.78 per share (diluted) and $1.62 per share (diluted) for the second quarter and first half of 2018, respectively

•	Continued to execute on organic growth strategy
―	Added nine Managing Directors year to date through internal development and key external hires; hiring pipeline remains robust
•	Appointed Elizabeth Crain, Chief Operating Officer and Founding Partner, to our Board of Directors
•	Declared $1.97 per share in dividends, comprised of a $1.50 per share special dividend in addition to the $0.47 per share regular quarterly dividend
•	Strong balance sheet with cash and short term investments of $191.2 million and no debt or goodwill

NEW YORK, July 23, 2018 – Moelis & Company (NYSE: MC) today reported financial results for the second quarter ended June 30, 2018.  The Firm’s revenues of $220.4 million increased 28% over the prior year period and represented our largest quarter of revenues since inception. The Firm reported second quarter 2018 GAAP net income of $53.1 million, or $0.72 per share (diluted), compared with $49.5 million, or $0.57 per share (diluted), in the prior year period.  On an Adjusted basis, the Firm reported net income of $52.2 million, or $0.78 per share (diluted), for the second quarter of 2018, which compares with $41.5 million of net income, or $0.66 per share (diluted), in the prior year period.  GAAP and Adjusted net income in the second quarter of 2018 include tax benefits of $0.10 per share and $0.11 per share, respectively, related to the settlement of share based awards.

First half 2018 revenues were a record $439.8 million and represented an increase of 27% over the prior year period.  GAAP net income for the period was $107.1 million, or $1.47 per share (diluted), as compared with $88.9 million, or $1.04 per share (diluted), in the prior year period.  On an Adjusted basis, the Firm reported net income of $108.0 million, or $1.62 per share (diluted), in the first half of 2018, as compared with $75.1 million, or $1.20 per share (diluted), in the prior year period.  GAAP and Adjusted net income in the first half of 2018 include tax benefits of $0.28 per share and $0.30 per share, respectively, related to the settlement of share based awards.

“Our record second quarter revenues reflect the strength of our franchise as we continued to capitalize on a robust environment for M&A and experienced growth across our additional strategic advisory offerings.  We expect to maintain our momentum as we continue to develop the world’s leading bankers and integrate them into a cohesive global network that delivers exceptional client service around the world,” said Ken Moelis, Chairman and Chief Executive Officer.

“Our capital-light business model and focus on organic growth creates substantial shareholder value, as evidenced by today’s announcement of a $1.50 per share special dividend in addition to our regular quarterly dividend of $0.47 per share.  Including today’s announcement, we will have returned over $10 per share in dividends over the last three years.”

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised as well as other factors.  Accordingly, financial results in any particular quarter may not be representative of future results over a longer period of time.

Currently 70% of the operating partnership (Moelis & Company Group LP) is owned by the corporate partner (Moelis & Company) and is subject to corporate U.S. federal and state income tax. The remaining 30% is owned by other partners of Moelis & Company Group LP and is primarily subject to tax at the partner level (except for certain state and local and foreign income taxes). The Adjusted results included herein remove the impact of compensation expenses specifically related to the Firm’s IPO awards, and apply the corporate tax rate to all earnings under the assumption that 100% of the Firm’s second quarter 2018 income was taxed at our corporate effective tax rate.  We believe the Adjusted results, when presented together with comparable GAAP results, are useful to investors to compare our performance across periods and to better understand our operating results. A reconciliation between our GAAP results and our Adjusted results is presented in the Appendix to this press release.

GAAP and Adjusted (non-GAAP) Selected Financial Data (Unaudited)

	U.S. GAAP			Adjusted (non-GAAP)*
	Three Months Ended June 30,
($ in thousands except per share data)	2018	2017	2018 vs. 2017 Variance	2018	2017	2018 vs. 2017 Variance

Revenues	$220,405	$172,149	28%	$220,405	$172,149	28%
Income (loss) before income taxes	59,157	59,073	0%	59,859	60,073	0%
Provision for income taxes	6,027	9,549	-37%	7,651	18,590	-59%
Net income (loss)	53,130	49,524	7%	52,208	41,483	26%

Net income (loss) attributable to noncontrolling interests	17,440	29,794	-41%	-	-	N/M
Net income (loss) attributable to Moelis & Company	$35,690	$19,730	81%	$52,208	$41,483	26%

Diluted earnings per share	$0.72	$0.57	26%	$0.78	$0.66	18%

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

	U.S. GAAP			Adjusted (non-GAAP)*
	Six Months Ended June 30,
($ in thousands except per share data)	2018	2017	2018 vs. 2017 Variance	2018	2017	2018 vs. 2017 Variance

Revenues	$439,823	$345,407	27%	$439,823	$345,407	27%
Income (loss) before income taxes	115,701	105,449	10%	117,413	107,613	9%
Provision for income taxes	8,590	16,546	-48%	9,394	32,468	-71%
Net income (loss)	107,111	88,903	20%	108,019	75,145	44%

Net income (loss) attributable to noncontrolling interests	38,096	53,895	-29%	-	-	N/M
Net income (loss) attributable to Moelis & Company	$69,015	$35,008	97%	$108,019	$75,145	44%

Diluted earnings per share	$1.47	$1.04	41%	$1.62	$1.20	35%

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Revenues

We earned revenues of $220.4 million in the second quarter of 2018, as compared with $172.1 million in the prior year period, representing an increase of 28% and our largest quarter of revenues on record.  This compares favorably with a 12% decrease in the number of global completed M&A transactions in the same period1.  The increase in revenues was driven by strong performance across our diverse platform, with particular strength in our M&A-related activity.  For the first half of 2018, revenues were $439.8 million as compared with $345.4 million in the same period of 2017, or an increase of 27%.

As a result of the adoption of ASC Topic 606, the Firm recognized revenues of $36.9 million in the second quarter of 2018 related to certain transactions which met all material conditions for completion in the second quarter but closed during the third quarter of 2018.  Prior to January 1, 2018, revenue was generally recognized on the closing date of the transaction.  Our current period and first half 2018 revenues also include billable expense revenues, in accordance with this new accounting guidance.  Prior to adoption, billable expenses were netted against the corresponding non-compensation line item.

We continued to execute on our strategy of organic growth.  In the first half of 2018 we promoted five of our advisory professionals to Managing Director and hired four external Managing Directors to enhance our expertise in important sectors, products and regions.  This includes a veteran Managing Director that we announced since our last earnings release who will provide financial and strategic advice to global internet and digital media clients.

Expenses

The following tables set forth information relating to the Firm’s operating expenses, which are reported net of client expense reimbursements for the 2017 periods presented.

	U.S. GAAP			Adjusted (non-GAAP)*
	Three Months Ended June 30,
($ in thousands)	2018	2017	2018 vs. 2017 Variance	2018	2017	2018 vs. 2017 Variance

Expenses
Compensation and benefits	$128,109	$100,808	27%	$126,730	$99,808	27%
% of revenues	58.1%	58.6%		57.5%	58.0%
Non-compensation expenses	$36,651	$28,633	28%	$36,651	$28,633	28%
% of revenues	16.6%	16.6%		16.6%	16.6%
Total operating expenses	$164,760	$129,441	27%	$163,381	$128,441	27%
% of revenues	74.8%	75.2%		74.1%	74.6%

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

[1]	Source: Thomson Financial as of July 3, 2018; includes all transactions greater than $100 million in value

	U.S. GAAP			Adjusted (non-GAAP)*
	Six Months Ended June 30,
($ in thousands)	2018	2017	2018 vs. 2017 Variance	2018	2017	2018 vs. 2017 Variance

Expenses
Compensation and benefits	$255,286	$202,534	26%	$252,897	$200,370	26%
% of revenues	58.0%	58.6%		57.5%	58.0%
Non-compensation expenses	$73,823	$57,131	29%	$73,823	$57,131	29%
% of revenues	16.8%	16.5%		16.8%	16.5%
Total operating expenses	$329,109	$259,665	27%	$326,720	$257,501	27%
% of revenues	74.8%	75.2%		74.3%	74.6%

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Total operating expenses on a GAAP basis were $164.8 million in the second quarter and $329.1 million in the first half of 2018.  On an Adjusted basis, operating expenses were $163.4 million in the second quarter of 2018 as compared with $128.4 million in the second quarter of 2017, and $326.7 million in the first half of 2018 as compared with $257.5 million in the prior year period.  The increase in operating expenses in both periods was associated with increased revenues, which drove increased compensation and benefits expenses, as well as higher non-compensation expenses.

Compensation and benefits expenses on a GAAP basis were $128.1 million in the second quarter and $255.3 million in the first half of 2018.  Adjusted compensation and benefits expenses (which exclude the amortization of IPO awards for the reported periods) were $126.7 million and $252.9 million in the second quarter and first half of 2018, respectively.  This compares with $99.8 million and $200.4 million in the second quarter and first half of 2017, respectively.  The Adjusted compensation and benefits ratio in both the current period and first half of 2018 was consistent at 57.5%.

Non-compensation expenses on a GAAP and Adjusted basis were $36.7 million in the second quarter of 2018 as compared with $28.6 million in the prior year period.  Our non-compensation expense ratio was 16.6% in both the current and prior year quarters.  In the first half of 2018, GAAP and Adjusted non-compensation expenses were $73.8 million as compared with $57.1 million in the same period of the prior year, and the non-compensation expense ratio increased to 16.8% from 16.5%.  The increase in non-compensation expenses primarily resulted from the absence of contra expenses related to client reimbursements, as well as increased recruiting and transaction related charges associated with increased revenues.

Other Income

	U.S. GAAP			Adjusted (non-GAAP)*
	Three Months Ended June 30,
($ in thousands)	2018	2017	2018 vs. 2017 Variance	2018	2017	2018 vs. 2017 Variance

Other income (expenses)	$1,286	$17,695	N/M	$609	$17,695	N/M

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

	U.S. GAAP			Adjusted (non-GAAP)*
	Six Months Ended June 30,
($ in thousands)	2018	2017	2018 vs. 2017 Variance	2018	2017	2018 vs. 2017 Variance

Other income (expenses)	$1,873	$17,933	N/M	$1,196	$17,933	N/M

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Other income on a GAAP basis was $1.3 million in the second quarter and $1.9 million in the first half of 2018.  On an Adjusted basis, other income was $0.6 million in the second quarter and $1.2 million in the first half of 2018.  This compares to other income of $17.7 million and $17.9 million in the second quarter and first half of 2017, respectively.  In the second quarter of 2017, we recorded a gain of $17.5 million related to our investment in Moelis Australia resulting from its issuance of new shares in connection with its IPO and acquisition of an asset manager.  No such gains were recorded in the current periods.

Provision for Income Taxes

The corporate partner (Moelis & Company) currently owns 70% of the operating partnership (Moelis & Company Group LP) and is subject to corporate U.S. federal and state income tax.  Income on the remaining 30% continues to be subject to New York City unincorporated business tax and certain foreign income taxes and is accounted for at the partner level through the non-controlling interests line item.  For Adjusted purposes, we have assumed that 100% of the Firm’s second quarter 2018 income was taxed at our corporate effective tax rate of 12.8%, versus 30.9% in the prior year period.  The decrease in the tax rate is primarily attributable to a tax benefit related to the appreciation of the Company’s stock price from employee equity grant date to delivery date, as well as the enactment of the Tax Cuts and Jobs Act in 2017, which reduced the U.S. federal corporate income tax rate from 35% to 21% beginning January 1, 2018.

Capital Management and Balance Sheet

On July 20, 2018, the Board of Directors of Moelis & Company declared a special dividend of $1.50 per share in addition to a regular quarterly dividend of $0.47 per share.  The $1.97 per share will be paid on September 12, 2018 to common stockholders of record on August 2, 2018.

Moelis & Company continues to maintain a strong financial position, and as of June 30, 2018, we held cash and liquid investments of $191.2 million and had no debt or goodwill on our balance sheet.

Corporate Governance

On July 20, 2018, the Board of Directors elected Elizabeth Crain, Chief Operating Officer and Founding Partner, as a director of the Company.  She replaces J. Richard Leaman III, who will continue in his role as Vice Chairman of the Firm.

Earnings Call

We will host a conference call beginning at 5:00pm ET on Monday, July 23, 2018, accessible via telephone and the internet.  Ken Moelis, Chairman and Chief Executive Officer, and Joe Simon, Chief Financial Officer, will review our second quarter 2018 financial results.  Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing 1-877-510-3938 (domestic) or 1-412-902-4137 (international) and referencing the Moelis & Company Second Quarter 2018 Earnings Call.  Please dial in 15 minutes before the conference call begins.  The conference call will also be accessible as a listen-only audio webcast through the Investor Relations section of the Moelis & Company website at www.moelis.com.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the live call ends.  The replay can be accessed at 1-877-344-7529 (domestic) or 1-412-317-0088 (international); the conference number is 10121797.

About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors.  The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors.  Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings, capital markets transactions, and other corporate finance matters.  The Firm serves its clients from 19 geographic locations in North and South America, Europe, the Middle East, Asia and Australia.  For further information, please visit: www.moelis.com or follow us on Twitter @Moelis.

Forward-Looking Statements

This press release contains forward-looking statements, which reflect the Firm’s current views with respect to, among other things, its operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “target,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. For a further discussion of such factors, you should read the Firm’s filings with the Securities and Exchange Commission. The Firm undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

Adjusted results are a non-GAAP measure which better reflect management’s view of operating results.  We believe that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable GAAP measures, are useful to investors to understand the Firm’s operating results by removing the significant accounting impact of one-time charges associated with the Firm’s IPO and assuming all Class A partnership units have been exchanged into Class A common stock.  These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation of GAAP results to Adjusted results is presented in the Appendix.

Contacts

Investor Contact:	Media Contact:
Michele Miyakawa	Andrea Hurst
Moelis & Company	Moelis & Company
t: + 1 310 443 2344	t: + 1 212 883 3666
michele.miyakawa@moelis.com	m: +1 347 583 9705
andrea.hurst@moelis.com

Appendix

GAAP Consolidated Statement of Operations (Unaudited)

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information (Unaudited)

Moelis & Company

GAAP Consolidated Statement of Operations

Unaudited

(dollars in thousands, except for share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Revenues	$220,405	$172,149	$439,823	$345,407

Expenses
Compensation and benefits	128,109	100,808	255,286	202,534
Occupancy	4,550	4,097	9,133	8,277
Professional fees	6,574	3,939	12,258	9,180
Communication, technology and information services	7,317	6,738	14,450	12,209
Travel and related expenses	10,851	8,105	22,411	14,696
Depreciation and amortization	1,100	822	2,155	1,679
Other expenses	6,259	4,932	13,416	11,090
Total expenses	164,760	129,441	329,109	259,665

Operating income (loss)	55,645	42,708	110,714	85,742
Other income (expenses)	1,286	17,695	1,873	17,933
Income (loss) from equity method investments	2,226	(1,330)	3,114	1,774
Income (loss) before income taxes	59,157	59,073	115,701	105,449
Provision for income taxes	6,027	9,549	8,590	16,546
Net income (loss)	53,130	49,524	107,111	88,903

Net income (loss) attributable to noncontrolling interests	17,440	29,794	38,096	53,895
Net income (loss) attributable to Moelis & Company	$35,690	$19,730	$69,015	$35,008

Weighted-average shares of Class A common stock outstanding
Basic	41,750,396	28,165,552	38,938,952	27,325,145
Diluted	49,280,107	34,374,882	46,991,421	33,752,139
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.85	$0.70	$1.77	$1.28
Diluted	$0.72	$0.57	$1.47	$1.04

Moelis & Company

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information

Unaudited

(dollars in thousands, except share and per share data)

	Three Months Ended June 30, 2018
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$128,109	$(1,379)	(a)(b)	$126,730

Operating income (loss)	55,645	1,379		57,024
Other income (expenses)	1,286	(677)	(b)	609

Income (loss) before income taxes	59,157	702		59,859
Provision for income taxes	6,027	1,624	(c)	7,651
Net income (loss)	53,130	(922)		52,208

Net income (loss) attributable to noncontrolling interests	17,440	(17,440)		-
Net income (loss) attributable to Moelis & Company	$35,690	$16,518		$52,208

Weighted-average shares of Class A common stock outstanding
Basic	41,750,396	17,909,824	(d)	59,660,220
Diluted	49,280,107	17,909,824	(d)	67,189,931
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.85			$0.88
Diluted	$0.72			$0.78

(a)

Expense associated with the amortization of Restricted Stock Units (“RSUs”) and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)	Reflects a reclassification of other income associated with the forfeiture of fully vested Class A partnership units to compensation and benefits expense.

(c)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate of 12.8% for the period stated, which includes the excess tax benefit of $7.4 million related to the settlement of share-based awards. Excluding such discrete benefit, our effective tax rate for the period presented would have been 25.2%.

(d)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

	Three Months Ended June 30, 2017
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$100,808	$(1,000)	(a)	$99,808

Income (loss) before income taxes	59,073	1,000		60,073
Provision for income taxes	9,549	9,041	(b)	18,590
Net income (loss)	49,524	(8,041)		41,483

Net income (loss) attributable to noncontrolling interests	29,794	(29,794)		-
Net income (loss) attributable to Moelis & Company	$19,730	$21,753		$41,483

Weighted-average shares of Class A common stock outstanding
Basic	28,165,552	28,597,043	(c)	56,762,595
Diluted	34,374,882	28,597,043	(c)	62,971,925
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.70			$0.73
Diluted	$0.57			$0.66

(a)

Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate of 30.9% for the period stated, which includes the excess tax benefit of $4.9 million related to the settlement of share-based awards. Excluding such discrete benefit, our effective tax rate for the period presented would have been 39.1%.

(c)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

	Six Months Ended June 30, 2018
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$255,286	$(2,389)	(a)(b)	$252,897

Operating income (loss)	110,714	2,389		113,103
Other income (expenses)	1,873	(677)	(b)	1,196

Income (loss) before income taxes	115,701	1,712		117,413
Provision for income taxes	8,590	804	(c)	9,394
Net income (loss)	107,111	908		108,019

Net income (loss) attributable to noncontrolling interests	38,096	(38,096)		-
Net income (loss) attributable to Moelis & Company	$69,015	$39,004		$108,019

Weighted-average shares of Class A common stock outstanding
Basic	38,938,952	19,867,495	(d)	58,806,447
Diluted	46,991,421	19,867,495	(d)	66,858,916
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$1.77			$1.84
Diluted	$1.47			$1.62

(a)

Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)	Reflects a reclassification of other income associated with the forfeiture of fully vested Class A partnership units to compensation and benefits expense.

(c)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate of 8.0% for the period stated, which includes the excess tax benefit of $20.2 million related to the settlement of share-based awards. Excluding such discrete benefit, our effective tax rate for the period presented would have been 25.2%.

(d)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

	Six Months Ended June 30, 2017
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$202,534	$(2,164)	(a)	$200,370

Income (loss) before income taxes	105,449	2,164		107,613
Provision for income taxes	16,546	15,922	(b)	32,468
Net income (loss)	88,903	(13,758)		75,145

Net income (loss) attributable to noncontrolling interests	53,895	(53,895)		-
Net income (loss) attributable to Moelis & Company	$35,008	$40,137		$75,145

Weighted-average shares of Class A common stock outstanding
Basic	27,325,145	28,836,375	(c)	56,161,520
Diluted	33,752,139	28,836,375	(c)	62,588,514
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$1.28			$1.34
Diluted	$1.04			$1.20

(a)

Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate of 30.2% for the period stated, which includes the excess tax benefit of $9.4 million related to the settlement of share-based awards. Excluding such discrete benefit, our effective tax rate for the period presented would have been 38.9%.

(c)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.